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                                                                   EXHIBIT 10.26

                              OUTSOURCING AGREEMENT

WYZZ, Inc. and WYZZ Licensee, Inc. (collectively "WYZZ") and Nexstar Broadcasting of Peoria, L.L.C. ("NEXSTAR") hereby enter into this Agreement (this "Agreement") dated November 28, 2001. WYZZ and Nexstar are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

      WHEREAS, WYZZ is the licensee, pursuant to authorizations issued by the Federal Communications Commission (the "FCC"), of Broadcast Television Station WYZZ ("WYZZ-TV") licensed in the Peoria-Bloomington, Illinois market and is experienced as an FCC licensee in the management and operation of commercial television stations; and

      WHEREAS, NEXSTAR is the licensee, pursuant to authorizations issued by the FCC, of Broadcast Television Station WMBD-TV ("WMBD-TV ") licensed in the Peoria-Bloomington, Illinois market and is experienced as an FCC licensee in the management and operation of commercial television stations; and

      WHEREAS, WMBD-TV and WYZZ-TV are sometimes referred to herein collectively as the "Stations;" and

      WHEREAS, during the term of this Agreement, WYZZ wishes to retain Nexstar to provide certain non-programming related operational and managerial services on its behalf, subject to the terms and conditions of this Agreement and all in conformity with the policies and procedures of WYZZ (as they relate specifically to WYZZ-TV) and the rules, regulations, and policies of the FCC; and

      WHEREAS, none of the services to be provided by Nexstar to WYZZ hereunder are intended to abrogate WYZZ's exclusive authority and duty, as the FCC licensee of WYZZ-TV, to manage and control programming on WYZZ-TV; and

      WHEREAS, Nexstar agrees to provide the services to WYZZ in conformity with the policies and procedures of WYZZ (as they relate specifically to WYZZ-TV) and all rules, regulations, and policies of the FCC; and

      WHEREAS, it is the Parties' expectation that by entering into this Agreement the operational efficiencies of each of the Stations will improve and economies of scale will be achieved, resulting in an increase in the Broadcast Cash Flow (as hereinafter defined) to each of the Parties from their respective Stations.

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      NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

      1. Provision of Services.

            (a) Consistent with the rules, regulations, and policies of the FCC, Nexstar shall, during the Term (as hereinafter defined), provide to WYZZ-TV the following services (the "Services"):

                  (i) sale of advertising time on WYZZ-TV;

                  (ii) the performance of certain administrative, operational, and business functions other than with respect to programming but including the coordination of traffic and billing functions;

                  (iii) consultation services regarding programming, including, where applicable, news and public affairs;

                  (iv) the supplying of all accounting, bookkeeping and related services;

                  (v) the monitoring, maintenance, repair, and replacement of WYZZ's technical equipment and facilities, including capital equipment replacement expenditures, in order to ensure that the technical facilities of WYZZ-TV are in compliance with the rules and regulations of the FCC; and

                  (vi) assistance with the negotiation of retransmission consent with cable, satellite and other multi-channel video providers.

            (b) In order to accommodate the provision of the Services by Nexstar, WYZZ agrees to make available to Nexstar (subject to any lease and/or financing agreements applicable thereto) for use without fee or charge the facilities and equipment described on Exhibit A hereto (the "Equipment"), all of which Equipment shall be appropriately tagged indicating the ownership thereof. Nexstar shall maintain the Equipment in good order and repair in accordance with industry standards. Subject to the reduction of the Section 2(a) Amount in accordance with Section 2(a) hereof, Nexstar shall bear the cost of maintaining and repairing the Equipment. Nexstar shall provide the functions required by this Agreement subject to (i) each Party's absolute right and duty to control and manage its own programming, personnel and finances, (ii) the other provisions of this Agreement and (iii) the rules, regulations and policies of the FCC.


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Notwithstanding anything to the contrary contained herein, the parties recognize that WYZZ is, and at all times shall be, responsible for programming WYZZ-TV and nothing in this Agreement is intended to detract from that responsibility.

      2. Payment to WYZZ-TV. Notwithstanding anything herein to the contrary, WYZZ shall continue to be the owner of and shall be entitled to all revenues resulting from the sale of advertising and other time on WYZZ-TV before, during and/or after the Term; provided, however, in consideration of the Services, Nexstar shall be entitled to all revenues resulting from the sale of advertising and other time on the Stations during the Term remaining after the payment of the amounts set forth below:

            (a) Within seventy-five (75) days following the end of each month of a calendar year during the Term that "BCF" (as defined below) for such month, when combined with BCF for all prior months during such calendar year (other than any month which is outside the Term) is less than the Minimum BCF, Nexstar shall pay a fee to WYZZ in an amount equal to thirty-five percent (35%) of BCF for such month. Within seventy-five (75) days following the end of each month of a calendar year during the Term that BCF for such month, when combined with BCF for all prior months of such calendar year (other than any month which is outside the Term) is greater than the Minimum BCF, Nexstar shall pay a fee to WYZZ in an amount equal to 50% of BCF for such month; provided, in the first month of each calendar year in which this sentence applies, the fee with respect to the portion of BCF for such month which, when combined with BCF for all prior months during such year (other than any month which is outside the Term) is exactly equal to the Minimum BCF, shall equal thirty-five percent (35%) of such portion rather than fifty percent (50%). The amount payable pursuant to either of the prior two sentences (sometimes referred to as the "Section 2(a) Amount") shall be reduced by the sum of (A) 100% of any costs incurred by Nexstar during the applicable month in maintaining, replacing or purchasing capital equipment which is owned by WYZZ or which is used solely in connection with the operation of WYZZ-TV, which costs have not otherwise been deducted in calculating BCF, plus (B) 50% of the cost incurred by Nexstar during the applicable month in maintaining, replacing or purchasing capital equipment which is not owned by WYZZ and which is used in connection with the combined operation of both Stations ("Combined Capital Equipment)", which costs have not otherwise been deducted in calculating BCF. The Minimum BCF shall be Three Million Seven Hundred Thousand Dollars ($3,700,000) for calendar year 2002 and shall be increased on January 1, 2003 and on each January 1 thereafter in an amount equal to the percentage increase in the Consumer Price Index (published by the U.S. Department of Labor, Bureau of Labor Statistics, Philadelphia Regional Office - All Urban Consumers for the United States - All Items) (the "PI") over the prior year. During the Term, Nexstar shall calculate BCF (the "BCF Report") for each calendar month. The last day of each calendar month is referred to herein as an "End Date". During the Term, Nexstar shall, within thirty (30) days of each End Date deliver to WYZZ-TV the BCF Report for the month ending on such End Date. Within ninety (90) days following each


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calendar year during the Term, Nexstar shall notify WYZZ of the BCF for such year (the "Final BCF Report") and, subject to clause (h) of this Section 2, within thirty (30) days after such notification either Nexstar shall make a payment to WYZZ or WYZZ shall make a payment to Nexstar, as appropriate to "true-up" the payments made hereunder based on (i) the final determination of the BCF for the entire year, and (ii) the principle that the aggregate Section 2(a) Amount for the calendar year should be equal to (x) thirty-five percent (35%) of BCF for such calendar year up to the Minimum BCF for such year, plus
(y) fifty percent (50%) of BCF for such calendar year in excess of the Minimum BCF for such year, minus (z) the sum of one hundred percent (100%) of any costs incurred by Nexstar during such calendar year in maintaining, replacing or purchasing capital equipment which is owned by WYZZ or which is used solely in connection with the operation of WYZZ-TV, and fifty percent (50%) of any costs incurred by Nexstar during such calendar year in maintaining, replacing or purchasing capital equipment which is not owned by WYZZ and which is used in connection with the combined operation of both Stations (in each case to the extent such costs were not otherwise deducted in the calculation of BCF). Furthermore, for the purposes of clarification, to the extent the Section 2(a) Amount for the calendar year is less than zero, the "true-up" shall be done such that WYZZ shall have paid to Nexstar the amount by which the Section 2(a) Amount is less than zero. Notwithstanding anything to the contrary contained herein for purposes of the period commencing December 1, 2001 and ending December 31, 2001, the Minimum BCF shall be One Dollar ($1.00).

            (b) In addition to the payment of the Section 2(a) Amount, Nexstar agrees to pay WYZZ, within 30 days following each calendar month of the Term, the amount set forth on Exhibit B hereto with respect to such calendar month

            (c) On or before the 5th day of each calendar month during the Term, Nexstar shall pay to WYZZ the fair market value rent (as set forth on Exhibit C hereto) of any real property owned by WYZZ (or any affiliate thereof) and used by the Stations; provided, no rent shall be due to WYZZ, Nexstar or any affiliate thereof with respect to any period where the Stations are using corresponding real property owned by Nexstar (or any affiliate thereof). By way of example, no rent shall be due to WYZZ or Nexstar under this clause (c) for use by one of the Stations of a broadcast tower owned by WYZZ if the other Station is using a tower owned by Nexstar.

            (d) For purposes of this Agreement, the term "BCF" is defined as Net Income of the Stations, determined on a basis in accordance with GAAP, plus the sum of (X) (in each case to the extent deducted in calculating Net Income) (i) depreciation expense (ii) amortization expense (including amortization of program assets and amortization of deferred and stock based compensation) (iii) interest expense (iv) corporate overhead or management fees (v) income tax expense (vi) non-cash losses or expenses (including losses on disposals of assets and trade/barter expenses) (vii) Section 2(a) Amount expenses pursuant to
Section 2(a) hereof (viii) any expenses (other than


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electric costs relating to the digital transmission of either Station's primary commercial broadcast signal) related to either Station's "DTV Spectrum" (ix) costs or expenses arising from any claims relating to the period prior to the Effective Date, and (x) any expenses or costs identified on Exhibit D hereto less the sum of (Y) (i) cash payments for program contract rights relating to the Stations (ii) payments made by Nexstar to WYZZ pursuant to clause (b) of this Section 2, to the extent not otherwise taken into account in calculating Net Income, (iii) the aggregate fair market value rent (as set forth on Exhibit C hereto) of any real property owned by either Nexstar or WYZZ (or any affiliate of either) and used by the Stations to the extent the Stations are not using corresponding real property owned by each of the parties hereto (or any affiliate thereof) and which is not otherwise taken into account in calculating Net Income, (iv) any other rental income earned by either WYZZ or Nexstar from real property owned or leased thereby to the extent included in calculating Net Income (v) interest income to the extent included in calculating Net Income (vi) any rent paid with respect to any capital leases of the Stations (vii ) any revenues related to either Station's "DTV Spectrum" and (viii) any non-cash gains or revenues (including gains on disposals of assets and trade/barter revenue).

            (e) At all times during the Term and for six (6) months following the termination of this Agreement, WYZZ shall have the right, upon prior written request to Nexstar, to review all of the books and records of Nexstar relating to the BCF Report and the Distributions. Any such review must take place during normal business hours between Monday through Friday.

            (f) The parties agree that, to the extent permitted by law and by the rules, regulations and policies of the FCC, the Stations shall be operated in a manner consistent with industry standards for commercial broadcast television stations providing general entertainment programming and with a view toward maximizing the combined broadcast cash flow of the Stations.

            (g) Notwithstanding anything herein to the contrary, if, with respect to any month, the Section 2(a) Amount is a negative amount, then WYZZ shall pay such negative amount to Nexstar within seventy-five (75) days following the end of such month (and Nexstar shall make no payment of a Section 2(a) Amount to WYZZ with respect to such month); provided, with respect to each of the first three (3) months of the Term, the amount if any, payable pursuant to this clause (g) shall be reduced (but not below zero) by the amount of accounts receivable retained by Buyer during such month pursuant to the first proviso to the last sentence of Section 10(d)(i).

            (h) On or prior to the 30th day after WYZZ's receipt of the Final BCF Report, WYZZ may give Nexstar a written notice (an "Objection Notice") indicating its objections to the Final BCF Report. If WYZZ does not give Nexstar an Objection Notice within such 30-day period, then the Final BCF Report will be conclusive and binding upon the parties hereto. If WYZZ gives a timely Objection Notice, then Nexstar and


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WYZZ will negotiate in good faith to resolve their disputes regarding the Final
BCF Report. If Nexstar and WYZZ are unable to resolve all disputes regarding the Final BCF Report on or prior to the 30th day after the Objection Notice is given, then Nexstar and WYZZ will retain a "big five" accounting firm (either by mutual agreement or by random choice after eliminating any such firm which is conflicted or otherwise unable to participate) (the "Independent Accounting Firm") to resolve the dispute as soon as practicable, and in any event within thirty (30) days. The BCF for the applicable year as determined by the Independent Accounting Firm will be conclusive and binding upon the parties hereto and will constitute the BCF for such year for all purposes of this
Section 2; provided, the parties will use reasonable efforts to limit the scope of the Independent Accounting Firm's review. The fees and expenses of the Independent Accounting Firm in connection with its review of the Final BCF Report shall be paid one-half by Nexstar and one-half by WYZZ.

            (i) Notwithstanding anything to the contrary contained herein, cash payments for program content rights relating to the Stations which were contractually due prior to the Effective Date shall for all purposes be treated as relating to the period following the Effective Date if, and only if, such payments were ninety days or less past due as of the Effective Date.

      3. Material Considerations. Except to the extent inconsistent with law or the rules and regulations of any governmental agency, during the Term, each of the following considerations and undertakings (the "Material Considerations") by Nexstar shall require the prior consent of, and prior consultation with, WYZZ:

            a. the setting of annual budgets (the "Annual Budgets") for the operation of the Stations (as more specifically addressed in Section 11 hereof);

            b. determining the necessity for, and amount of, any single capital expenditure for either of the Stations to the extent not provided for in the applicable Annual Budget; provided, WYZZ's consent shall not be required for Nexstar to make unbudgeted capital expenditures in any calendar year which is necessary to maintain or restore the normal operations and transmission of the Station and which in the aggregate are not in excess of Fifty Thousand Dollars ($50,000)

            c. the hiring and firing of key employees of the Stations, consisting of general sales managers, national sales managers, and local sales managers (collectively, the "Key Employees"); provided, WYZZ's consent shall not be required for Nexstar to fire any Key Employee if circumstances exist which would give WYZZ the right to withhold its consent to the retention of such Key Employee under clause (e) of this Section 3; provided further, WYZZ must be reasonable in determining whether or not to consent to the hiring of any Key Employee to replace a former Key Employee who was not retained


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as a result of WYZZ's failure to consent to the retention of such former Key
Employee pursuant to clause (e) of this Section 3;

            d. the retention of any outside consultants not provided for in the applicable Annual Budget;

            e. the retention of any Key Employee if (i) the combined share of market revenue (excluding political) for both Stations in any fiscal quarter (the "First Quarter") is ten percent (10%) or more below the combined share of market revenue (excluding political) for both Stations in the immediately preceding fiscal quarter (the "Baseline Quarter") and (ii) the combined share of market revenue (excluding political) for both Stations in either (x) the fiscal quarter immediately succeeding the First Quarter or (y) each of any two or more fiscal quarters out of the five fiscal quarters immediately succeeding the First Quarter, is ten percent (10%) or more below the combined share of market revenue for both Stations in the Baseline Quarter; provided, that Nexstar shall only be required to obtain a consent with respect to a Key Employee who WYZZ has requested be terminated); and; provided further, that WYZZ shall not be permitted to exercise its rights under this clause (e) more than once in any eighteen (18) month period with respect to any particular Key Employee position;

            f. any material alteration or modification in or to the broadcast signal or the transmission of either of the Stations.


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      4. Expenses and Capital Expenditures.

            Each Party shall make a payment to the other with respect to certain mutually agreed upon expenses and capital expenditures incurred (or to be incurred) as a result of the relationship created by this Agreement, such payments to be made promptly following the incurrence of any expenses and/or expenditures. Such expenses and capital expenditures, which are intended to be shared equally by WYZZ and Nexstar, may include, but shall not be limited to: lease termination fees, employee severance costs, and transmitter and studio facility modifications, and equipment costs. The maximum amount of, and purpose for, such expenses are specifically set forth and identified on Exhibit D hereto.

      5. Term. The term of this Agreement (the "Term") shall commence on December 1, 2001, which date shall be deemed the effective date of this Agreement (the "Effective Date"). Unless earlier terminated in accordance with the terms hereof, the term of this Agreement shall end on the seventh anniversary of the date hereof.

      6. Stations Operations.

            a. WYZZ-TV Operations.

                  (i) During the Term, notwithstanding the Services rendered by Nexstar, WYZZ shall retain exclusive authority, power and control over WYZZ-TV's programming, personnel, and finances.

                  (ii) During the Term and subject to any change in applicable law, WYZZ shall employ at WYZZ-TV's main studio location at least two full-time employees, including a station manager and a staff level employee, who will report and be accountable to WYZZ. The names of employees anticipated to fulfill these functions at the commencement of the Term are set forth on Exhibit E hereto.

                  (iii) During the Term, WYZZ shall retain responsibility for the selection, development, acquisition, and broadcast of any and all programming to be broadcast over WYZZ-TV, as well as the payment therefor. To that end, WYZZ shall (A) have exclusive authority for the negotiation, preparation, execution and implementation of any and all programming agreements for WYZZ-TV, and (B) hire or utilize whatever employees WYZZ deems appropriate or necessary to fulfill those programming functions. Nexstar shall have no involvement in the determination of such programming decisions and activities (except to the extent of providing commercial matter to be broadcast over WYZZ-TV and such other administrative support functions described in this Agreement).


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                  (iv) When at WYZZ's premises, any employees of Nexstar shall be subject to the supervision of WYZZ's management personnel.

            b. WYZZ's Responsibilities.

                  (i) WYZZ Authority. During the Term, WYZZ shall take all necessary actions to maintain and preserve WYZZ-TV's FCC authorizations. By way of example and not limitation, WYZZ shall be responsible for WYZZ-TV's compliance with all applicable provisions of the Communications Act of 1934, as amended (the "Act"), the rules, regulations and policies of the FCC and all other applicable laws. Nexstar shall cooperate with WYZZ in taking such actions as WYZZ may reasonably request to assist WYZZ in maintaining WYZZ-TV's compliance with the Act, the rules, regulations and policies of the FCC, and all other applicable laws. Notwithstanding any other provision of this Agreement, Nexstar recognizes that WYZZ has certain obligations to operate WYZZ-TV in the public interest and to broadcast programming to meet the needs and interests of WYZZ-TV's community of license and service area. Nothing in this Agreement shall abrogate or limit the unrestricted responsibility of WYZZ to discharge its obligations to the public and to comply with the Act and the rules, regulations and policies of the FCC, and WYZZ shall have no liability or obligation to Nexstar for taking any action that WYZZ deems necessary or appropriate to discharge such obligations or comply with such laws, rules, regulations or policies.

                  (ii) Provision of Advertising Information. Nexstar shall, upon request by WYZZ, promptly provide WYZZ with such information concerning advertising as is necessary to assist WYZZ in the fulfillment of WYZZ's obligations under the Act or FCC's rules, regulations and policies or to enable WYZZ to verify independently WYZZ-TV's compliance with any and all laws, rules, regulations or policies applicable to WYZZ-TV's operations.

                  (iii) Suitability of Commercial Matter. All advertising spots and promotional material or announcements produced by Nexstar and utilized at WYZZ-TV shall comply with all applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Nexstar. If WYZZ determines that commercial announcement or promotional material supplied by Nexstar to WYZZ-TV is for any reason, in the exercise of WYZZ's sole discretion, unsatisfactory or unsuitable or contrary to the public interest, WYZZ may, upon written notice to Nexstar, suspend or cancel such commercial announcement or promotional material or delete any material contained in such commercial matter or promotional materials, and if WYZZ requests, Nexstar shall promptly provide suitable substitute commercial announcements or other announcements or promotional materials.

                  (iv) Political Advertising. WYZZ shall oversee and shall take ultimate responsibility for WYZZ-TV's compliance with the political broadcasting rules of the


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FCC and Sections 312 and 315 of the Act, or any similar provision which may be enacted during the term hereof imposing a duty upon broadcast station WYZZ with respect to broadcast of political advertising, including but not limited to the provision of equal opportunities, compliance with lowest unit charge requirements, and the provision of reasonable access to federal political candidates. Nexstar shall cooperate and consult with WYZZ, at Nexstar's expense, to assist WYZZ in complying with the Act and the political broadcasting rules of the FCC. Nexstar shall supply such information promptly to WYZZ as WYZZ reasonably deems necessary or useful to comply with the lowest unit charge and other applicable political broadcast requirements of federal law. To the extent that WYZZ deems it necessary or appropriate, Nexstar shall release advertising availabilities to WYZZ to permit WYZZ to comply with the political broadcasting rules of the FCC and Sections 312 and 315 of the Act, or any similar provision which may be enacted during the term hereof imposing a duty upon broadcast station licensees with regard to the broadcast of political advertising or programming.

      7. Representations and Warranties of the Parties.

            Each Party agrees to give to the other the representations and warranties as set forth on Exhibit F to this Agreement.

      8. WYZZ Covenants.

      WYZZ covenants that after the Effective Date and at all times during the
Term:

      a. Licenses, Permits, and Authorizations. WYZZ shall hold and maintain all licenses and other permits and authorizations necessary for the operation of WYZZ-TV, including, but not limited to WYZZ-TV's FCC authorizations and licenses, and such licenses, permits, and authorizations are and will be in full force and effect throughout the Term.

      b. Actions. Except as otherwise permitted by this Agreement, WYZZ shall not take any action or omit to take any action which would have a material adverse effect upon either of the Parties, their assets, their respective Stations, or upon either Party's ability to perform this Agreement.

      c. Reports. WYZZ shall file all reports and applications required to be filed by WYZZ with the FCC or any other governmental body in a timely and complete manner.

      d. Facilities. The facilities of WYZZ-TV will be maintained in accordance with good engineering practice and will comply in all material respects with the engineering requirements set forth in the FCC authorizations, permits, and licenses for WYZZ-TV, and WYZZ will insure that WYZZ-TV broadcast a high quality signal to its service area


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(except at such time of reduction of power as required for routine or emergency maintenance).

      e. Title. WYZZ shall maintain good and marketable title to all of the assets and properties used and useful prior to the date hereof (together with replacements, thereof) in the operation of WYZZ-TV.

      f. Insurance. WYZZ shall maintain replacement cost casualty and liability insurance and property insurance on all of its assets and properties used and useful in the operation of WYZZ-TV, general liability insurance and workers compensation insurance in such amounts and on such terms and conditions that are ordinary and customary in the broadcast industry and that are reasonably acceptable to Nexstar.

      g. FCC License Holder. WYZZ shall remain as the holder of the FCC licenses necessary for the operation of WYZZ-TV.

      h. WYZZ-TV Operation. WYZZ shall use all reasonable efforts to operate WYZZ-TV at its maximum authorized power, with its antenna center of radiation at its full authorized height above ground and above average terrain.

      i. Proprietary Information. WYZZ shall not disclose any sales or other proprietary information of Nexstar to any third party.

      j. Annual Budget. WYZZ shall cause the management of WYZZ-TV to meet with Nexstar's management on at least a monthly basis (or at such longer intervals as WYZZ may elect) to review the performance of the Stations and to discuss any necessary modifications to the Stations' annual budget as may become necessary due to changing market conditions or otherwise.

      k. Employees. Except as provided otherwise in this Agreement, WYZZ shall pay, discharge, and be responsible for (i) all salary and wages arising out of or relating to the employment of the employees of WYZZ-TV prior to and after the Effective Date, and (ii) any employee benefits arising under the benefit plans of WYZZ during the period prior to and after the Effective Date.

      9. Nexstar Covenants.

      Nexstar covenants that after the Effective Date and at all times during the Term:

      a. Licenses, Permits, and Authorizations. Nexstar shall hold and maintain all licenses and other permits and authorizations necessary for the operation of WMBD-TV, including, but not limited to WMBD-TV's FCC authorizations and licenses, and


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such licenses, permits, and authorizations are and will be in full force and effect throughout the Term.

      b. Actions. Except as otherwise permitted by this Agreement, Nexstar shall not take any action or omit to take any action which would have a material adverse effect upon either of the Parties, their assets, their respective Stations, or upon either Party's ability to perform this Agreement.

      c. Reports. Nexstar shall file all reports and applications required to be filed by Nexstar with the FCC or any other governmental body in a timely and complete manner.

      d. Facilities. The facilities of WMBD-TV will be maintained in accordance with good engineering practice and will comply in all material respects with the engineering requirements set forth in the FCC authorizations, permits, and licenses for WMBD-TV, and Nexstar will insure that WMBD-TV broadcasts a high quality signal to its service area (except at such time of reduction of power as required for routine or emergency maintenance).

      e. Title. Nexstar shall maintain good and marketable title to all of the assets and properties used and useful (together with replacement, thereof) in the operation of WMBD-TV.

      f. Insurance. Nexstar shall maintain replacement cost casualty and liability insurance and property insurance on all of its assets and properties used and useful in the operation of WMBD-TV, general liability insurance, workers compensation insurance, and broadcast liability insurance, all in such amounts and on such terms and conditions that are ordinary and customary in the broadcast industry and that are reasonably acceptable to WYZZ.

      g. FCC License Holder. Nexstar shall remain as the holder of the FCC licenses necessary for the operation of WMBD-TV.

      h. WMBD-TV Operation. Nexstar shall use all reasonable efforts to operate WMBD-TV at its maximum authorized power, with its antenna centers of radiation at its full authorized height above ground and above average terrain.

      i. Proprietary Information. Nexstar shall not disclose any sales or other proprietary information of WYZZ to any third party.

      j. Annual Budget. Nexstar shall provide monthly financial projections and copies of quarterly market revenue reports to WYZZ and shall cause the management of WMBD-TV to meet with WYZZ's management on at least a monthly basis (or such longer intervals as WYZZ may elect) to review the performance of the Stations and to


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discuss any necessary modifications to the Stations' annual budget as may become necessary due to changing market conditions or otherwise.

      k. Employees. Except as provided otherwise in this Agreement, Nexstar shall pay, discharge, and be responsible for (i) all salary and wages arising out of or relating to the employment of the employees of WMBD-TV prior to and after the Effective Date, and (ii) any employee benefits arising under the benefit plans of Nexstar during the period prior to and after the Effective Date.

      10. Additional Covenants

      a. Prior Contract Commitments. Schedule 10.a. contains a list and amount of all non-programming contractual commitments made by WYZZ prior to the Effective Time (other than cash commitments for commercial advertising time), but which are continuing obligations of WYZZ during the Term. In providing the Services, Nexstar shall honor all such commitments, as well as commitments for commercial advertising time to be aired on WYZZ-TV during the Term (for cash or trade) (collectively "WYZZ Contracts"); provided, Nexstar shall not honor any trade liabilities of either Station to the extent the aggregate trade liabilities of such Station as of the Effective Time exceeds by more than Twenty-Five Thousand Dollars ($25,000) the trade receivables of such Station as of the Effective Time.

      b. Sale Forces. In providing the Services, except upon notice to, and after consultation with WYZZ, Nexstar shall, at all times, maintain two separate sales forces (one for each of the Stations), each of which shall include account executives and sales managers, to sell national, regional, and local spot announcements and long form advertising programs.

      c. Employees.

            (i) Upon the earlier of (A) the date on which the operation of the Stations are consolidated in a single location and (B) January 1, 2002 (such earlier date sometimes referred to as the "Hire Date"), Nexstar shall offer employment to those employees of WYZZ-TV listed on Exhibit G hereto, at a comparable salary, position, and place of employment as held by each such employee immediately prior to the Effective Date (such employees who are given and accept such offers of employment are referred to herein as the "Transferred Employees").

            (ii) Nexstar shall cause all Transferred Employees as of the Hire Date to be eligible to participate in any "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Nexstar in which similarly situated employees of Nexstar are generally eligible to participate; provided, however, that, subject to length of service requirement waiting periods, vesting periods or similar requirements, all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after the Hire Date (and shall not be excluded from coverage on account of any preexisting condition) to the extent provided under such Plans with respect to the Transferred Employees.

            (iii) For purposes of any length of service requirements, waiting periods, vesting periods, or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Hire Date, Nexstar shall insure that, to the extent permitted by law, service by such Transferred Employee with WYZZ shall be deemed to have been service with Nexstar. In addition, Nexstar shall insure that each Transferred Employee receives credit under any welfare benefit plan of Nexstar for any deductibles or co-payments paid by such Transferred Employee and his/her dependents for the current plan year under a plan maintained by WYZZ. Nexstar shall grant credit to each Transferred Employee for all sick leave in accordance with the policies of Nexstar applicable generally to its employees after giving effective service for WYZZ as service for Nexstar.

            (iv) From and after the Hire Date, Nexstar shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by Nexstar on and after the Hire Date.

      (d) Accounts Receivable.

            (i) As soon as practicable after the Effective Date hereof, WYZZ shall deliver to Nexstar a complete and detailed list of all the rights of WYZZ as of the Effective Date hereof to payment for the sale of advertising time and other goods and services by WYZZ-TV prior to the Effective Date hereof (the "Accounts Receivable"). During the one hundred eighty (180) day period following the Effective Date (the "Collection Period"), Nexstar shall use commercially reasonable efforts to collect the Accounts Receivable in the usual and ordinary course of business, using Nexstar's credit, sales and other appropriate personnel in accordance with customary practices, which are not required to include referral to a collection agency. Notwithstanding the foregoing, Nexstar shall not be required to institute legal proceedings on WYZZ's behalf to enforce the collection of any Accounts Receivable. Nexstar shall not adjust any Accounts Receivable or grant credit with respect thereto without WYZZ's written consent, and Nexstar shall not pledge, secure or otherwise encumber such Accounts Receivable or the proceeds therefrom. Within twenty (20) days following the end of each full calendar month during the Collection Period, Nexstar shall furnish WYZZ with a report of all amounts collected, together with its check for payment thereof, with respect to the Accounts Receivable during such month; provided, that Nexstar shall be entitled to retain the first Three Hundred Ten Thousand Dollars ($310,000) (the "Working Capital Amount") of amounts collected on the Accounts Receivable for the purpose of funding WYZZ-TV's share of the initial working capital needs of the Stations; provided further, that not later than the ninetieth (90th) day following the Effective Date, Nexstar shall pay to WYZZ the excess of the aggregate amount retained pursuant to the immediately preceding proviso over the aggregate reduction in payments otherwise due with respect to the first three months of the Term from WYZZ as a result of the proviso to Section 2(g) hereof.

            (ii) Any payments received by Nexstar during the Collection Period from any Person that is an account debtor with respect to any account disclosed in the list of Accounts Receivable delivered by WYZZ to Nexstar shall be applied
(A) first against the invoice, if any, as specified by the account debtor and
(B) second against an account disclosed in such list, unless and to the extent that the account is disputed by the account debtor; provided, with respect to clause (B) above, payments on any accounts specified on WYZZ's list which relate to account debtors with respect to which Nexstar also has accounts, shall be applied first against the oldest accounts of WYZZ and Nexstar. Except to the extent resulting from Nexstar's willful breach of the terms of this Section 10(d), Nexstar shall incur no liability to WYZZ for any uncollected account. During the Collection Period, neither WYZZ nor any other agent of WYZZ shall make any direct solicitation without Nexstar's written consent of the account debtors for payment.

      e. Proration. For purposes of this Agreement, revenues, expenses, and liabilities attributable to the Stations, including power and utilities charges, ad valorem property taxes, rents, income and sales taxes, and similar accruing, prepaid and deferred items, will be allocated in accordance with the principles that, as applicable pursuant to the terms of this Agreement, (A) Nexstar and WYZZ will be allocated revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable, with respect to the business and operation of the such entity's Station through but not including the Effective Date and following the last day of the Term, and (B) revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable, with respect to the business and operation of the Stations on and after the Effective Date through the last day of the Term shall be allocated to the operation of the Stations under this Agreement and the calculation of BCF; provided, film costs relating to the period prior to the Effective Date shall be allocated to the period after the Effective Date to the extent such obligations were less than 90 days past due as of the Effective Date.

      f. Payment of Liabilities and Obligations. Except to the extent provided to the contrary herein, as of the Effective Date and during the Term Nexstar shall undertake to pay, discharge and perform on WYZZ's behalf all obligations and liabilities of WYZZ under the WYZZ Contracts to the extent that the obligations and liabilities relate to the time after the Effective Date with respect to WYZZ-TV, as well as WYZZ's obligation to any Transferred Employees for vacation time. Nexstar shall not be required to pay, discharge or perform any other obligations or liabilities of WYZZ including (i) any obligations or liabilities under the WYZZ Contracts relating to the period prior to the Effective Date for WYZZ-TV, (ii) any claims (whether asserted or not) or pending litigation or proceedings relating to the operation of WYZZ-TV prior to the Effective Date, (iii) any obligations or liabilities of WYZZ under any management incentive, employee pension, retirement, or other benefit plans, (iv) any obligations or liabilities of WYZZ under any collective bargaining agreements, (v) any obligation to any employee of WYZZ-TV for severance benefits or sick leave accrued prior to the Effective Date, (vi) any credit agreements, note purchase agreements, indentures, capital leases, or other financing arrangements, (vii) any agreements entered into other than in the ordinary course of business of WYZZ-TV, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of WYZZ prior to the Closing, and all such obligations and liabilities shall continue to be paid, discharged and performed by WYZZ. Notwithstanding anything herein to the contrary, Nexstar shall be responsible pursuant to its reimbursement obligation hereunder for all film payments for programming which airs on WYZZ-TV to the extent such payments are not more than 90 days past due as of the Effective Date.

      g. Consultation on Material Contractual Obligations. In addition to the other restrictions contained herein, Nexstar shall not enter into any material contractual obligation with respect to WYZZ-TV without first consulting with WYZZ to determine whether or not WYZZ (or its affiliates) is able to obtain more favorable terms with respect to the subject matter of such contract.

      11. Mutual Covenants.

      a. Budget.

            (i) Not later than November 30 of each calendar year during the Term of this Agreement, WYZZ and Nexstar shall agree upon (1) an Operating Budget for the Stations (each an "Annual Operating Budget") setting forth in reasonable detail the reasonable and necessary costs and expenses that Nexstar is expected to incur in performing its obligations hereunder during the upcoming calendar year, including, without limitation, the costs of all Nexstar personnel (including salaries, incentives, commissions, bonuses, benefits, and payroll services), property, equipment (including repairs and maintenance, office space, office space modifications, utilities, sales, marketing costs, and related costs, and (2) a revenue budget for the Stations (the "Annual Revenue Budget" and, together with the Annual Operating Budget, the "Annual Budget") setting forth the projected sales revenues with respect to advertisements for the upcoming calendar year, as well as the assumptions underlying those projections; provided, in no event shall Nexstar have any right to object to the inclusion in the Annual Operating Budget of the cost of any programming which WYZZ determines is to be broadcast on WYZZ-TV, and in no event shall WYZZ have any right to object to the inclusion in the Annual Operating Budget of any programming which Nexstar determines is to be broadcast on WMBD-TV. Without limiting the generality of the foregoing, a part of the above-referenced budget approval process shall be the inclusion of proposed commissions or other incentive plans applicable to the sale of advertisements, which plans shall be subject to each Party's approval, as part of their approval of the Annual Operating Budget. The Annual Budget for the one month period beginning December 1, 2001 and Year 2002_ (the "Initial Budget"), is attached hereto as Exhibit H.

            (ii) For each year during the Term of this Agreement, the Parties shall cooperate in good faith and use their respective reasonable efforts to agree upon such changes, if any, to the Annual Budget for such year as are reasonably required to accurately reflect actual revenues generated and actual costs incurred during the six (6) month period ending June 30th. Each such revised Annual Budget, if required, shall be completed no later than October 31, of each year during the Term hereof.

            (iii) In the event that the Parties are unable to resolve any disputes regarding any Annual Budget by December 15 of each year during the Term hereof, and either Party has notified the other in writing of the basis for its inability to agree on such Annual Budgets, then, subject to the proviso to the first sentence of clause (i) of this Section 11(a), the disputed items in the Annual Budget for the next succeeding year shall be the same as such disputed items were in the Annual Budget for the immediately preceding year, except for costs (e.g., sales commissions) that vary as a result of revenue.

      b. Employees. Exhibit I contains a preliminary list of all employees, by position held by each, who are to be terminated from each of the Stations on such date as is mutually agreed by the parties on or after the Effective Time, but not later than March 1, 2002 (the "Terminated Employees"). All severance liabilities and all COBRA liabilities for any Terminated Employee terminated on or after the Effective Date shall be prorated between the Parties, in accordance with Section 4 hereof and Exhibit D hereto.

      c. Confidentiality. Each of the parties shall during and after the Term continue to be bound by the provisions of the Confidentiality Letter Agreement dated as of July 31, 2001.

      12. Transmitter Changes. In the event that either of the Parties, at any time, intends to file an application with the FCC to change the transmitter location, antenna height, power, or to change the frequency or hours of operation of its respective Station, the Parties agree to give ten (10) days prior written notice to the other Party of such proposed filing.

      13. Assignment. Except as otherwise provided by this Agreement or in the event that either Party sells or otherwise transfers its Station to another (in which case such Party shall be required to assign to the Buyer, and such Buyer shall be required to assume, this Agreement, in its entirety), neither Party hereto shall assign its rights or obligations under this Agreement to a third party without the express written consent of the other Party, which consent shall not be unreasonably withheld.

      14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, or any other understandings between WYZZ and the Nexstar with respect to such subject matter. No provision of this Agreement shall be changed or modified, nor shall this Agreement be discharged in whole or in part except by an agreement in writing signed by the Party against whom the change, modification, or discharge is claimed or sought to be enforced, nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the Party against whom the waiver is asserted, and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

      15. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

      16. Notices. All notices required under this Agreement shall be in writing and shall be deemed given to an addressee when mailed if mailed by prepaid, certified, first class United States mail to the address for notice of such addressee set forth below:

            If to WYZZ:

            Mr. David D. Smith
            c/o Sinclair Communications, Inc.
            10706 Beaver Dam Road
            Cockeysville, Maryland 21030

            Copy to:

            General Counsel
            Sinclair Communications, Inc.
            10706 Beaver Dam Road
            Cockeysville, Maryland 21030

            If to NEXSTAR:
            Mr. Perry Sook
            Nexstar Broadcasting Group
            200 Abington Executive Park
            Suite 201
            Clarks Summit, Pennsylvania 18411

            Copies to:
            John L. Kuehn, Esq.
            Kirkland & Ellis Citicorp Center, 153 East 53rd Street New York, New York 10022-4675

            and to:
            Howard M. Liberman, Esq.
            Arter & Hadden LLP
            1801 K Street, NW
            Suite 400K
            Washington, DC 20006-1301

Either Party hereto may specify for itself a different address for the giving of notice hereunder by giving ten (10) days prior written notice to the other Party of such address change pursuant to this paragraph.

      17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of Maryland, without regard to its choice of law rules.

      18. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the Parties. Except as otherwise specifically provided in this Agreement with regard to the services to be provided by Nexstar to WYZZ-TV, no Party to this Agreement shall be authorized to act as agent of or otherwise represent any other Party to this Agreement.

      19. Cooperation. The Parties shall use their best efforts in the performance and fulfillment of the terms and conditions of this Agreement in effectuating the intent of such Parties as expressed under this Agreement. From time to time, without further consideration, the Parties shall execute and deliver such other documents and take such other actions as either Party hereto reasonably may request to effectuate such intent.

      20. Arbitration. The Parties shall attempt in good faith to resolve all claims, disputes, and other disagreements arising out of or related to this Agreement. In the event that a dispute between the Parties cannot be resolved within thirty (30) days of written notice from one Party to the other Party, such dispute shall, at the request of either Party, after providing written notice to the other Party, be determined and settled by arbitration in Baltimore, Maryland, in accordance with the Commercial Rules of the American Arbitration Association then in effect, the Federal Arbitration Act, 9 U.S.C. 1 et seq., and the Maryland Uniform Arbitration Act, and judgment upon the award rendered by the arbitrator shall be entered in any court of competent jurisdiction. The notice of arbitration shall specifically describe the claims, disputes, or other matters in issue to be submitted to arbitration. The Parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the

Arbitration Rules of the American Arbitration Association. If the Parties are unable to agree within ten (10) days, the arbitrator shall be selected by the Chief Judge of the Circuit Court for Baltimore City. The written decision of the arbitrator so appointed shall be conclusive and binding on the Parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne by the non-prevailing Party to the arbitration, including, but not limited to, the reasonable cost of experts, evidence, and legal counsel. Whenever the action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10), that are taken for the determination of that matter by the arbitrator. Notwithstanding the foregoing, the Parties agree to use their best reasonable efforts to minimize the costs and frequency or arbitration hereunder. In addition, both Parties agree to use their best efforts to cause a final decision to be rendered with respect to the matters submitted to arbitration within sixty (60) days after its submission.

      21. Severability. It is the intent of the Parties that the transactions contemplated hereunder comply in all respects to applicable law, including, but not limited to, the Communications Act of 1934, and all applicable rules, regulations, and policies of the FCC. If any provision of this Agreement shall become void, illegal, or invalid because of a decision or other action by any governmental or judicial authority with jurisdiction thereof, the remainder of this Agreement shall remain in full force and effect without such offending provision so long as such remainder substantially reflects in all material respects the original agreement of the Parties. In such event, the Parties shall use commercially reasonable efforts to reach agreement promptly on lawful substitute provisions in place of said offending provision to effectuate as nearly as possible their intent as expressed by this Agreement.

      22. Digital Spectrum. The FCC has authorized an additional 6 MHz of spectrum for digital television service ("DTV Spectrum") to Nexstar for WMBD-TV and to WYZZ for WYZZ-TV. Except to the extent necessary to comply with law and the rules and regulations of the FCC with regard to the digital broadcast of the Stations' commercial broadcast schedules, each of the Parties shall retain all rights to utilize its DTV Spectrum in accordance with the rules and regulations of the FCC and shall bear all costs in connection with such use including, without limitation, any costs of equipment necessary for digital broadcasting.

      23. Further Assurances. WYZZ and Nexstar shall use commercially reasonable efforts in the performance and fulfillment of the terms and conditions of this Agreement in effectuating the intent of such Parties as expressed under this Agreement. From time to time, without further consideration, WYZZ and Nexstar shall execute and deliver such other documents and take such other actions as either Party hereto reasonably may request to effectuate such intent.

      24. Termination.

      a. Termination by Nexstar. This Agreement may be terminated by Nexstar by written notice to WYZZ (i) any time upon six (6) months prior notice, (ii) on six (6) months prior notice following the sale of WYZZ-TV by WYZZ, and/or (iii) if Nexstar is not then in material default or breach hereof, and WYZZ is in material breach of its representations or its material obligations hereunder, and has failed to cure such breach within thirty (30) days of written notice from Nexstar; provided, no notice may be given pursuant to clause (i) of this section prior to the eighteen (18) month anniversary of the Effective Date.

      b. Termination by WYZZ. This Agreement may be terminated by WYZZ by written notice to Nexstar (i) at any time upon six (6) months prior written notice, (ii) on six (6) months prior notice following the sale of WMBD-TV by Nexstar and/or (iii) if WYZZ is not then in material default or breach hereof and if the Nexstar is in material breach of its representations or its material obligations hereunder, and has failed to cure such breach within thirty (30) days of notice from WYZZ; provided, no notice may be given pursuant to clause
(i) of this section prior to the eighteen (18) month anniversary of the Effective Date.

      c. Termination due to invalidity or material change. Unless terminated pursuant to another provisions of this Agreement, this Agreement will terminate upon the first to occur of any of the following:

            (i) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has not been stayed or has become final and no longer subject to further administrative or judicial review;

            (ii) there has been a material change in FCC rules or policies that would cause this Agreement to be in violation thereof, and such change is in effect and not the subject of an appeal or further administrative or judicial review; provided, that in such event the Parties shall first negotiate in good faith and attempt to agree on an amendment to this Agreement that will provide the Parties with a valid, binding and enforceable agreement that conforms to the new FCC rules, policies or precedent; or

            (iii) the mutual, written consent of both Parties.

      d. Nexstar's Additional Termination Rights. Notwithstanding anything herein to the contrary and in addition to Nexstar's termination rights in
Section 24.a. above, Nexstar shall have the right to terminate this Agreement upon the event that WYZZ makes a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditor's representative for the property or assets of WYZZ under any federal or state insolvency law, which if filed against WYZZ, has not been dismissed within thirty (30) days thereof.

      e. WYZZ's Additional Termination Rights. Notwithstanding anything herein to the contrary and in addition to WYZZ's termination rights in Section 24.b. above, WYZZ shall have the right to terminate this Agreement upon the event that Nexstar makes a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of Nexstar under any federal or state insolvency law, which if filed against Nexstar, has not been dismissed within thirty (30) days thereof.

      f. WYZZ's Rights following Termination. (i) If this Agreement is terminated for any reason, WYZZ may continue to use Nexstar's facility (to the extent of, and consistent with, the use immediately prior to the termination) for a period of six (6) months following the date of actual termination, without regard to any continuation which occurs as a result of the immediately succeeding sentence (the "Continuation Period"). If the Parties elect to continue the Services during the Continuation Period, then the Nexstar shall continue to provide the Services and pay the Section 2(a) Amount in accordance with this Agreement during the Continuation Period. If the Parties, or any one of them, elect(s) to discontinue the provision of Services during the Continuation Period, the WYZZ shall pay to the Nexstar a commercially reasonable rent (on a monthly basis in advance) for the use and occupancy of, or any part of, the Nexstar's facilities. WYZZ shall make all payments due to Nexstar hereunder within ten (10) days following receipt of an invoice from Nexstar for the payment of such rent. (ii) Notwithstanding the termination of this Agreement, any amounts due hereunder with respect to the period prior to the end of the Term shall be paid in accordance with the provisions hereof following the end of the Term.

      g. WYZZ's Right to Hire Certain Employees. Upon final termination of this Agreement, WYZZ shall have the obligation to hire any employee of Nexstar solely providing services to WYZZ-TV, including (without limitation) all of the account executives of Nexstar exclusively selling time on WYZZ-TV. The parties shall negotiate in good faith with respect to any rights of WYZZ to hire any other employees of Nexstar who are providing services to both Stations. For a period of one year from the termination of this Agreement, neither Party hereto (or any of its affiliates) will directly or indirectly solicit to employ or employ any of the employees of the other Party hereto if such employees were employed by either of the Stations at any time during the six month period immediately preceding the termination of this Agreement.

      h. Joint Capital Equipment. Upon the final termination of this Agreement, the parties shall negotiate in good faith regarding which party shall retain any Combined

Capital Equipment purchased during the term hereof for use on both Stations, as well as any payment to be made by the retaining party to the other party after taking into account the allocation among the parties during the term hereof of the cost of acquiring and maintaining such Combined Capital Equipment, as well as the benefit of any depreciation deductions received by Nexstar with respect thereto.

      25. Indemnification.

      a. by Nexstar. Nexstar shall indemnify and hold harmless WYZZ from and against any and all claims, losses, costs, liabilities, damages, and expenses, including any FCC fines or forfeitures (including reasonable legal fees and other expenses incidental thereto), of every kind, nature and description (collectively "Damages") arising or resulting from or relating to (i) Nexstar's breach of any representation, covenant, agreement or other obligation of Nexstar contained in this Agreement and (ii) any action, which constitutes gross negligence, recklessness or willful misconduct taken by Nexstar or its employees and agents with respect to WYZZ-TV, or any failure by Nexstar or its employees and agents to take any action with respect to WYZZ-TV, including, without limitation, Damages relating to violations of the Act, or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to the sale of advertising time on the Station (except where the Damages are caused by WYZZ's negligence, recklessness, willful misconduct, or breach of its representations or obligations under this Agreement), from and after the Effective Date of this Agreement.

      b. by WYZZ. WYZZ shall indemnify and hold harmless Nexstar from and against any and all Damages arising or resulting from or relating to (i) WYZZ's breach of any representation, covenant, agreement or other obligation of WYZZ contained in this Agreement and (ii) any action taken, which constitutes gross negligence, recklessness or willful misconduct by WYZZ or its employees and agents with respect to WMBD-TV, or any failure by WYZZ or its employees and agents to take any action with respect to WMBD-TV, including, without limitation, Damages relating to violations of the Act, or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by WYZZ or WYZZ's broadcast and sale of advertising time on WMBD-TV (except where the Damages were incurred by Nexstar's negligence, recklessness, willful misconduct, or breach of any representation, covenant, agreement or other obligation contained in this Agreement), from and after the Effective Date of this Agreement.

      c. Indemnification Procedure. Neither WYZZ nor Nexstar shall be entitled to indemnification pursuant to this Section unless such claim for indemnification is asserted in a written notice delivered to the other Party, together with a statement as to the factual basis for the claim and the amount of the claim. Together with such notice or promptly following the delivery thereof, the Party making the claim (the "Claimant") shall make available to the other Party (the "Indemnitor") information relied upon by the

Claimant to substantiate the claim. Such notice shall be given promptly following Claimant knowing or having reason to know about such claim; provided, the Indemnitor shall be relieved of a liability for Claimant's failure to provide notice only if, and to the extent, adversely impacted by such failure. The Indemnitor under this Section 26(c) shall have the right to conduct and control through counsel of its own choosing the defense of any third Party claim, action or suit (and the Claimant shall cooperate fully with the Indemnitor), but the Claimant may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense; provided, that, if the Indemnitor shall fail to defend any such claim, action or suit, then the Claimant may defend through counsel of its own choosing such claim, action or suit, and (so long as it gives the Indemnitor at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the Indemnitor to then undertake the defense thereof), Claimant may settle such claim, action or suit, and, if Claimant is entitled to be indemnified by Indemnitor hereunder, Claimant may recover from the Indemnitor the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnitor shall not compromise or settle any third Party claim, action or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

      26. Damages; Specific Performance.

      a. In the event of a material breach by WYZZ of its obligations hereunder, Nexstar shall be entitled to seek monetary damages against WYZZ. The Parties recognize, however, that, given the unique nature of the Station and this Agreement, monetary damages alone will not be adequate to compensate Nexstar for any injury resulting from WYZZ's breach. Except to the extent such action would not be permitted by the rules and regulations of the FCC, Nexstar shall therefore be entitled, in addition to a right to seek and collect monetary damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Nexstar to enforce this Agreement, WYZZ shall waive the defense that there is an adequate remedy at law. In addition, in the event of a material breach by WYZZ of its obligations hereunder, Nexstar shall be entitled to terminate this Agreement and exercise its rights pursuant to Section 25(b) hereof (except that Nexstar may not assert consequential, special or punitive damages or any claim for lost profits).

      b. In the event of a material breach by Nexstar of its obligations hereunder, WYZZ shall be entitled to seek monetary damages against Nexstar. The Parties recognize, however, that, given the unique nature of the Station and this Agreement, monetary damages alone will not be adequate to compensate WYZZ for any injury resulting from Nexstar's breach. Except to the extent such action would not be permitted by the rules and regulations of the FCC, WYZZ shall therefore be entitled, in addition to a right to seek and collect monetary damages, to obtain specific performance of the terms of this Agreement. If any action is brought by WYZZ to enforce this Agreement, Nexstar shall waive the defense that there is an adequate remedy at law. In addition, in the event of a material breach by Nexstar of its obligations hereunder, WYZZ shall be entitled to terminate this Agreement and exercise its rights pursuant to Section 25(a) hereof (except that WYZZ may not assert consequential, special or punitive damages or any claim for lost profits).

      c. In the event any Party files a lawsuit or institutes other formal legal action to enforce its rights under this Agreement, the prevailing Party shall be reimbursed by the other Party for all reasonable expenses incurred thereby, including reasonable attorney's fees.

     THIS AGREEMENT CONTAINS THE BINDING ARBITRATION PROVISION WHICH MAY BE
                            ENFORCED BY THE PARTIES.

                         [Signatures on Following Page]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              NEXSTAR BROADCASTING OF PEORIA, L.L.C.

                        By:         /s/ Perry A. Sook
                              ------------------------------
                        Name:       Perry A. Sook
                        Title:      President/CEO


                              WYZZ, INC.

                        By:         /s/ David Smith
                              ------------------------------
                        Name:       David Smith
                        Title:      President


                              WYZZ LICENSEE, INC.

                        By:         /s/ David Smith
                              ------------------------------
                        Name:       David Smith
                        Title:      President

                                    EXHIBIT A

                        [WYZZ's Facilities and Equipment]

Schedules, 3L, 4L and 6L are hereby incorporated herein by reference.

                                    EXHIBIT B

      Promptly following each month during the term, Nexstar shall reimburse WYZZ for salaries for WYZZ's employees, costs of WYZZ-TV's programming (which were not more than ninety (90) days past due as of the Effective Date) and other direct, reasonable, out-of-pocket expenses (including electric costs related to the digital transmission of WYZZ's primary commercial broadcast signal, but excluding all other expenses relating to WYZZ-TV's DTV Spectrum) incurred by WYZZ in the operation of WYZZ-TV, which expenses were incurred in the ordinary course of business consistent with standard industry practice and FCC requirements.

                                    EXHIBIT C

                        [Fair Market Rent Determination]

The parties shall negotiate in good faith in an attempt to reach an agreement on the fair market value rent of any real property owned by either Nexstar or WYZZ (or any affiliate thereof). To the extent the parties are not able to reach such an agreement within fifteen (15) days prior to the time when such rental shall be deducted in computing BCF, the parties shall retain a mutually acceptable real estate appraiser in the Peoria/Bloomington market experienced in determining fair market value rents, who shall determine the rent payment.

                                    EXHIBIT D

                                [Start-Up Costs]

The parties agree that the maximum start-up costs referred to in Section 4 shall not exceed Fifty Thousand Dollars ($50,000), in the case of relocation of a studio transmitter link, Two Hundred Ninety-Two Thousand Dollars ($292,000) in case of master control improvements, Thirty Thousand Dollars ($30,000) in the case of construction and furniture costs, One Hundred Ten Thousand Dollars ($110,000) in the case of a new traffic system, Forty-Five Thousand Dollars ($45,000) in the case of news related equipment, Twenty-Five Thousand Six Hundred Dollars ($25,600) in the case of termination of the lease for WYZZ-TV's Peoria sales office, Nine Thousand Nine Hundred Dollars ($9,900) in the case of termination of the lease for the WMBD-TV's Bloomington Sales Office, One Hundred Five Thousand Dollars ($105,000) in the case of Employee severance and Thirty-Three Thousand Dollars ($33,000) in the case of miscellaneous expenses, including, but not limited to, phone system upgrade costs all as reasonably determined by Nexstar.

                                    EXHIBIT E

                              [Licensee Employees]

William Killian
Lillian Rathburn
Scott Parker*

* To be retained for up to six months after the Effective Date of the Outsourcing Agreement.

                                                                       EXHIBIT F

                     REPRESENTATIONS AND WARRANTIES OF WYZZ

      WYZZ hereby represents and warrants to Nexstar as follows:

      1L. Organization and Good Standing. WYZZ is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has full corporate power and authority to carry on its business as it is now being conducted and to own and use the assets owned and used by it. WYZZ is qualified as a foreign corporation in the State of Illinois. WYZZ does not own any direct or indirect subsidiaries.

      2L. No Conflicts. Except as described on Schedule 2L to this Exhibit, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of WYZZ, (ii) violate any provision of applicable law, rule and regulation, or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement, indenture, mortgage or instrument to which WYZZ is a Party or to which its property is subject, or constitute a default thereunder.

      3L. Real Property. Schedule 3L to this Exhibit contains a complete description of all real property, whether owned or leased (the "Real Property Interests") (including street address, and WYZZ's use thereof) used in connection with the operation of WYZZ-TV. The Real Property Interests listed on
Schedule 3L to this Exhibit comprise all interests in real property currently used by WYZZ and necessary to conduct the business and operations of WYZZ-TV as now conducted. Except as described on Schedule 3L to this Exhibit, WYZZ has good title to all Real Property Interests free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, which restricts WYZZ's interest in, or use of, the Real Property Interests, except for "Permitted Encumbrances" (as defined below). Each leasehold or subleasehold interest is included on Schedule 3L to this Exhibit and is legal, valid, binding, enforceable, and in full force and effect. WYZZ is not in default, violation, or breach under any lease or sublease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach thereunder. To WYZZ's knowledge, WYZZ has not received any notice of a default, offset, or counterclaim under any lease or sublease with respect to any of the Real Property Interests. WYZZ enjoys peaceful and undisturbed possession of the Real Property Interests; and so long as WYZZ fulfills its obligations under the lease therefor, WYZZ has enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor and, except as set forth in Schedule 3L to this Exhibit, no third Party holds any interest in the leased premises with the right to foreclose upon WYZZ's leasehold or subleasehold interest. To WYZZ's knowledge, WYZZ has legal and practical access to all of the Real Property Interests. Except as otherwise disclosed in Schedule 3L to this Exhibit, all towers, guy anchors, ground radials, and buildings and other improvements included in the Real Property Interests are located entirely on the Real Property Interests listed in
Schedule 3L to this Exhibit. All Real Property Interests (including the improvements thereon) (a) are in good condition and repair consistent with its current use, (b) are available for immediate use in the conduct of the business and operations of WYZZ-TV, and (c) comply in all material respects with all applicable material building or zoning codes and the regulations of any governmental authority having jurisdiction, except to the extent that the current use by WYZZ, while permitted, constitutes or would constitute a "nonconforming use" under current zoning or land use regulations. No eminent domain or condemnation proceedings are pending or, to WYZZ's knowledge, threatened with respect to any of the Real Property Interests.

            "Permitted Encumbrances" means (a) encumbrances of a landlord or other statutory liens not yet due and payable, (b) encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of contracts disclosed pursuant to this Exhibit 1, (c) encumbrances for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and with respect to which an appropriate reserve is maintained on the taxpayer's books and records in accordance with generally accepted accounting principles, (d) or encumbrances which do not materially detract from the value of any of the assets of License or Nexstar or materially interfere with the use thereof.

      4L. Tangible Personal Property. Schedule 4L to this Exhibit contains a complete list and description of all of WYZZ's tangible personal property (the Personal Property") used or useful in the operation of WYZZ's Station. Except as noted on Schedule 4L, WYZZ owns and has good title to each item of Personal Property listed and described on Schedule 4L to this Exhibit. Except as otherwise noted on Schedule 4L to this Exhibit, none of the Personal Property owned by WYZZ and used in the operation of WYZZ-TV is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Encumbrances. With allowance for normal repairs, maintenance, wear and obsolescence, each material item of Personal Property is in good operating condition and repair, and is available for immediate use in the business and operation of WYZZ-TV. The Personal Property comprises all the tangible personal property currently used by WYZZ and necessary to conduct the business and operations of WYZZ-TV as now conducted.

      5L. FCC. WYZZ-TV is operated in material compliance with all the terms and conditions of all WYZZ-TV FCC authorizations and licenses, the Act, and applicable rules, regulations and policies of the FCC. All WYZZ-TV FCC authorizations and licenses (a true and complete list of which is set forth on Schedule 5L to this Exhibit, and true and complete copies of each of which have been delivered to Nexstar) have been validly issued and are valid and in full force and effect. The FCC authorizations and licenses listed on Schedule 5L to this Exhibit comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of WYZZ-TV in the manner and to the full extent as it is now conducted. Except as set forth on Schedule 5L to this Exhibit, no application, action, or proceeding is pending for the renewal or modification of any of the FCC authorizations or licenses, and there is not now before the FCC any investigation or complaint against WYZZ or relating to WYZZ-TV, the unfavorable resolution of which would impair the qualifications of WYZZ to hold any FCC authorizations or licenses. Except as set forth on Schedule 5L to this Exhibit, there is no proceeding pending before the FCC, and WYZZ has received no notice of violation from the FCC with respect to WYZZ. Except as set forth on
Schedule 5L to this Exhibit, WYZZ has received no order or notice of violation issued by any governmental entity which permits revocation, adverse modification or termination of any FCC authorization or license. Except as set forth on
Schedule 5L to this Exhibit, none of the FCC authorizations or licenses is subject to any restriction or condition that requires any material change in the operation of WYZZ-TV as currently operated. The FCC authorizations and licenses listed in Schedule 5L to this Exhibit are currently in effect and, except as disclosed on the Schedules, are not subject to any liens or other encumbrances. No renewal applications are pending with respect to any of the FCC authorizations or licenses. All documents required by 47 C.F.R. Section 73.3526 to be kept in WYZZ-TV's public inspection files are in such file, and such file will be maintained in proper order and complete during the Term. WYZZ has filed all material reports and filings with the FCC, has registered its antennas, and has paid all regulatory fees.

      6L. Intellectual Property. Set forth on Schedule 6L to this Exhibit is a complete list of all trademarks, tradenames, patents, website URLs and other intellectual property used in connection with the operation of WYZZ-TV and owned by or licensed to WYZZ on the date hereof and, except as otherwise set forth on
Schedule 6L to this Exhibit hereto, WYZZ owns such Intellectual Property free and clear of any royalty, lien, encumbrance or charge and does not interfere with the rights of others. WYZZ has not received any written notice or written claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third Party by WYZZ. Except as set forth on
Schedule 6L to this Exhibit, WYZZ has not given any notice of infringement to any third Party with respect to any of the Intellectual Property, and no such infringement exists.

      7L. Labor. With respect to employees of WYZZ-TV:

(i) WYZZ is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to WYZZ's knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies, and all employees are at-will except for those employees whose employment agreements have been provided to Nexstar.

            (ii) The employees of WYZZ-TV are not and have never been represented by any labor union in connection with employment by WYZZ, and no collective bargaining agreement is or has been binding and in force against, or currently being negotiated by, WYZZ. No labor representation organization effort currently exists nor has there been any such activity within the past three (3) years. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to WYZZ's knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting WYZZ.

            (iii) WYZZ is not and has never been engaged in any unfair labor practice, and here is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against WYZZ pending or, to WYZZ's knowledge, threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council.

            (iv) All Persons at WYZZ-TV classified by WYZZ as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and WYZZ has fully and accurately reported WYZZ's payments to them on IRS Forms 1099 when required to do so.

            (v) WYZZ is and has been in compliance with all applicable domestic and foreign laws concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by law to contribute.

            (vi) Schedule 7L(vi) to this Exhibit contains a complete list of WYZZ's Employees by position and the compensation paid to each. Except as otherwise disclosed on Schedule 7L(vi) to this Exhibit, since September 30, 2001, no employee of WYZZ-TV, or group of employees, the loss of whom would have a material adverse effect on the business of WYZZ-TV, has notified WYZZ of his or their intent to (A) terminate his or her relationship with WYZZ, or (B) make any demand for material payments or modifications of his or their arrangements with WYZZ.

            (vii) WYZZ has entered into all employment contracts, individual labor contracts, collective labor contracts, and similar agreements to the extent required by applicable domestic and foreign laws, and WYZZ has delivered to Nexstar prior to the date hereof true and complete copies of all employment contracts, individual labor contracts, collective labor contracts, and similar agreements, whether written or oral, to which WYZZ is a Party.

      8L. Insurance. Schedule hereto contains a list of all insurance policies concerning the business and operation of WYZZ-TV, other than employee-benefit related insurance policies. All such policies are in full force and effect, there are no existing breaches or defaults by WYZZ with respect to such policies, and no notice of cancellation or termination has been received by WYZZ. During the past three (3) years, no insurance policy relating to WYZZ-TV has been cancelled by the insurer, and no application of WYZZ for insurance has been rejected by any insurer.

      9L. Compliance with Laws. With respect to WYZZ-TV, except as set forth on
Schedule 9L to this Exhibit, WYZZ is in compliance in all material respects with all applicable Federal, state and local laws, rules and regulations and, to WYZZ's knowledge, WYZZ has received no notice of any action threatened or pending alleging noncompliance therewith.

      10L. Litigation. Except as set forth on Schedule 10L to this Exhibit hereto, there is no pending suit, claim, action, proceeding or arbitration relating to the business, or operations of WYZZ-TV or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or, to WYZZ's knowledge, threatened against WYZZ. WYZZ has received no citation, order, judgment, writ, injunction, or decree of any court, government, or governmental or administrative agency against or affecting the business of WYZZ or the operation of WYZZ-TV, except as disclosed on Schedule 10L to this Exhibit, and except for such FCC orders and other governmental orders, decrees and other actions which apply to the broadcasting industry generally.

      11L. Environmental.

            (i) Environmental Compliance. Except as disclosed on Schedule 11L,
(a) none of the Personal Property and, to the knowledge of WYZZ, none of the Real Property Interests contain (i) any asbestos, polychlorinated biphenyls, or any PCB contaminated oils; (ii) any Contaminants (as defined below); or (iii) any underground storage tanks; and (b) no underground storage tank disclosed on
Schedule 11L has leaked and has not been remediated or leaks and such tank is in substantial compliance with all applicable Environmental Laws (as defined below).

            (ii) Definition of Contaminant. For purposes of this Agreement, "Contaminant" shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including oil or any fraction thereof.

            (iii) Definition of Environmental Laws. "Environmental Laws" shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule, or regulation or any Governmental Body interpretation, policy, or guidance, including, without limitation, applicable safety/environmental/health laws, such as, but not limited to, the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any Governmental Authorization or Order applicable to or affecting the Property or any other property (real or personal) used by or relating to WYZZ-TV or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation, or removal of Contaminants, or otherwise regulates the protection of health and the environment, including, but not limited to, any of the following activities, whether on site or off site if such could materially affect the site: (i) the emission, discharge, release, spilling, or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling treatment, handling, storage, disposal, transportation, labeling, or any other management of any Contaminant.

      12L. Tax Matters.

      Except as set forth on Schedule 12L to this Exhibit hereto:

            (i) All Tax Returns required to be filed by WYZZ have been filed when due in a timely fashion and all such Tax Returns are true, correct and complete in all material respects.

            (ii) WYZZ has paid in full on a timely basis all Taxes owed by it that were payable on or prior to the date hereof, whether or not shown on any Tax Return.

            (iii) The amount of WYZZ's liability for unpaid Taxes did not, as of September 30, 2001 exceed the amount of the current liability accruals for such Taxes (excluding reserves for deferred Taxes) reflected on the WYZZ Financial Statements.

            (iv) WYZZ has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over (and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto) in connection with amounts paid to any employee, independent contractor, creditor, or other third Party.

            (v) WYZZ has received no notice of any Tax Proceeding currently pending with respect to WYZZ and WYZZ has not received notice from any Tax Authority that it intends to commence a Tax Proceeding.

            (vi) There are no liens on the assets of WYZZ relating or attributable to Taxes (except liens for Taxes not yet due).

13L. Accounts Receivable. All accounts receivable of WYZZ that relate to WYZZ-TV and that are reflected on the WYZZ Financial Statements (as defined in these Schedules) or on the accounting records of WYZZ as of the date hereof (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as stated in Schedule 13L to this Exhibit, the Accounts Receivable are current and collectable, net of the reserves shown on the WYZZ Financial Statements (which reserves are adequate and calculated consistent with past practice) or on the accounting records of WYZZ. There is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. WYZZ's financial records include a complete and accurate list of all Accounts Receivable.

      14L. Financial Statements. WYZZ has delivered to Nexstar (and same are attached hereto as Schedule 14L to this Exhibit) the audited (or, if not available, unaudited) balance sheet, statement of operations and accumulated deficits, and statement of cash flows for WYZZ-TV for the two (2) fiscal years immediately preceding the date of this Agreement as well as the unaudited balance sheet, income statement and statement of cash flows for the interim period beginning at the close of WYZZ's most recent fiscal year and ending on September 30, 2001 (collectively, the "WYZZ Financial Statements"). The WYZZ Financial Statements are sufficient to determine the BCF of WYZZ-TV, which WYZZ Financial Statements, WYZZ acknowledges have been used to form the basis of the provisions of Section 2 hereof. The WYZZ Financial Statements submitted in connection with this Agreement (including, in all cases, the notes thereto, if any) (i) is accurate and complete in all material respects; (ii) is consistent in all material respects with the books and records of WYZZ; (iii) fairly presents in all material respects the financial condition and results of the operations of WYZZ-TV consistently applied; and (iv) have been prepared in accordance with GAAP (except, to the extent not audited, for the absence of footnote and certain year-end adjustments). None of the WYZZ Financial Statements understates in any material respect the normal and customary costs and expenses in conducting the business or operations of WYZZ-TV as currently conducted by WYZZ or otherwise materially inaccurately reflects the operations of WYZZ-TV.

      15L. Contracts. Schedule 15L to this Exhibit lists all written Contracts and true and complete descriptions of all material oral contracts (including any amendments or other modifications to such Contracts). All of the Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms except as to the enforceability of such contracts may be effected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. WYZZ is not and, to the knowledge of WYZZ, no other party to such contracts is in default, violation, or breach in any material respect under any contract, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach in any material breach thereunder. To the knowledge of WYZZ, no party to any Contract has any intention to (a) terminate such Contract or amend the terms thereof; (b) refuse to renew any contract upon expiration of its term; or
(c) renew the Contract upon expiration only on terms and conditions that are more onerous to those now existing. For purposes of this Agreement, "Contracts" means all contracts, consulting agreements, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto), to which WYZZ is a party or that are binding upon WYZZ and that relate to or effect the assets, properties, business, or operations of WYZZ-TV that are in effect as of the Effective Date.

                  REPRESENTATIONS AND WARRANTIES OF NEXSTAR

      Nexstar hereby represents and warrants to WYZZ as follows:

      1P. Organization and Good Standing. Nexstar is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and use the assets owned and used by it. Nexstar is qualified as a foreign corporation in the State of Illinois. Nexstar does not own any direct or indirect subsidiaries.

      2P. No Conflicts. Except as described on Schedule 2P to this Exhibit, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of Nexstar, (ii) violate any provision of applicable law, rule and regulation, or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement, indenture, mortgage or instrument to which Nexstar is a Party or to which its property is subject, or constitute a default thereunder.

      3P. Real Property. Schedule 3P to this Exhibit contains a complete description of all real property, whether owned or leased (the "Real Property Interests") (including street address or legal description, and Nexstar's use thereof) used in connection with the operation of WMBD-TV. The Real Property Interests listed on Schedule 3P to this Exhibit comprise all interests in real property currently used by Nexstar and necessary to conduct the business and operations of WMBD-TV as now conducted. Except as described on Schedule 3P to this Exhibit, Nexstar has good title to all Real Property Interests free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, which restricts Nexstar's interest in, or use of, the Real Property Interests, except for Permitted Encumbrances. Each leasehold or subleasehold interest is included on Schedule 3P to this Exhibit and is legal, valid, binding, enforceable, and in full force and effect. Nexstar is not in default, violation, or breach under any lease or sublease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach thereunder. To Nexstar's knowledge, Nexstar has not received any notice of a default, offset, or counterclaim under any lease or sublease with respect to any of the Real Property Interests. Nexstar enjoys peaceful and undisturbed possession of the Real Property Interests; and so long as Nexstar fulfills its obligations under the lease therefor, Nexstar has enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor and, except as set forth in Schedule 3P to this Exhibit, no third Party holds any interest in the leased premises with the right to foreclose upon Nexstar's leasehold or subleasehold interest. To Nexstar's knowledge, Nexstar has legal and practical access to all of the Real Property Interests. Except as otherwise disclosed in
Schedule 3P to this Exhibit, all towers, guy anchors, ground radials, and buildings and other improvements included in the Real Property

Interests are located entirely on the Real Property Interests listed in Schedule 3P to this Exhibit. All Real Property Interests (including the improvements thereon) (a) are in good condition and repair consistent with its current use,
(b) are available for immediate use in the conduct of the business and operations of the Nexstar Station, and (c) comply in all material respects with all applicable material building or zoning codes and the regulations of any governmental authority having jurisdiction, except to the extent that the current use by Nexstar, while permitted, constitutes or would constitute a "nonconforming use" under current zoning or land use regulations. No eminent domain or condemnation proceedings are pending or, to Nexstar's knowledge, threatened with respect to any of the Real Property Interests.

      4P. Tangible Personal Property. Schedule 4P to this Exhibit contains a complete list and description of all of Nexstar's tangible personal property (the Personal Property") used or useful in the operation of Nexstar's Station. Except as noted on Schedule 4P, Nexstar owns and has good title to each item of Personal Property listed and described on Schedule 4P to this Exhibit. Except as otherwise noted on Schedule 4P to this Exhibit, none of the Personal Property owned by Nexstar and used in the operation of the Nexstar Station is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Encumbrances. With allowance for normal repairs, maintenance, wear and obsolescence, each material item of Personal Property is in good operating condition and repair, and is available for immediate use in the business and operation of WMBD-TV. The Personal Property comprises all the tangible personal property currently used by Nexstar and necessary to conduct the business and operations of WMBD-TV as now conducted.

      5P. FCC. WMBD-TV is operated in material compliance with all the terms and conditions of all WMBD-TV FCC authorizations and licenses, the Act, and applicable rules, regulations and policies of the FCC. All WMBD-TV FCC authorizations and licenses (a true and complete list of which is set forth on Schedule 5P to this Exhibit, and true and complete copies of each of which have been delivered to WYZZ) have been validly issued and are valid and in full force and effect. The FCC authorizations and licenses listed on Schedule 5P to this Exhibit comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of WMBD-TV in the manner and to the full extent as it is now conducted. Except as set forth on Schedule 5P to this Exhibit, no application, action, or proceeding is pending for the renewal or modification of any of the FCC authorizations or licenses, and there is not now before the FCC any investigation or complaint against Nexstar or relating to WMBD-TV, the unfavorable resolution of which would impair the qualifications of Nexstar to hold any FCC authorizations or licenses. Except as set forth on Schedule 5P to this Exhibit, there is no proceeding pending before the FCC, and Nexstar has received no notice of violation from the FCC with respect to Nexstar. Except as set forth on Schedule 5P to this Exhibit, Nexstar has received no order or notice of violation issued by any governmental entity which permits revocation, adverse modification or termination of any FCC authorization or license. Except as set forth on Schedule 5P to this Exhibit, none of the FCC authorizations or licenses is subject to any restriction or condition that requires any material change in the operation of WMBD-TV as currently operated. The FCC authorizations and licenses listed in
Schedule 5P to this Exhibit are currently in effect and, except as disclosed on the Schedules, are not subject to any liens or other encumbrances. No renewal applications are pending with respect to any of the FCC authorizations or licenses. All documents required by 47 C.F.R. Section 73.3526 to be kept in WMBD-TV's public inspection files are in such file, and such file will be maintained in proper order and complete during the Term. Nexstar has filed all material reports and filings with the FCC, has registered its antennas, and has paid all regulatory fees.

      6P. Intellectual Property. Set forth on Schedule 6P to this Exhibit is a complete list of all trademarks, tradenames, patents, website URLs and other intellectual property used in connection with the operation of WMBD-TV and owned by or licensed to Nexstar on the date hereof and, except as otherwise set forth on Schedule 6P to this Exhibit hereto, WYZZ owns such Intellectual Property free and clear of any royalty, lien, encumbrance or charge and does not interfere with the rights of others. Nexstar has not received any written notice or written claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third Party by Nexstar. Except as set forth on Schedule 6P to this Exhibit, Nexstar has not given any notice of infringement to any third Party with respect to any of the Intellectual Property, and no such infringement exists.

      7P. Labor. Except as set forth on Schedule 7P, with respect to employees of WMBD-TV:

            (i) Nexstar is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Nexstar's knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies, and all employees are at-will.

            (ii) The employees of WMBD-TV are not and have never been represented by any labor union in connection with employment by Nexstar, and no collective bargaining agreement is or has been binding and in force against, or currently being negotiated by, Nexstar. No labor representation organization effort currently exists nor has there been any such activity within the past three (3) years. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to Nexstar's knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting Nexstar.

            (iii) Nexstar is not and has never been engaged in any unfair labor practice, and here is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against Nexstar pending or, to Nexstar's knowledge, threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council.

            (iv) All Persons at WMBD-TV classified by Nexstar as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and Nexstar has fully and accurately reported Nexstar's payments to them on IRS Forms 1099 when required to do so.

            (v) Nexstar is and has been in compliance with all applicable domestic and foreign laws concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by law to contribute.

            (vi) Schedule 7P(vi) to this Exhibit contains a complete list of Nexstar's Employees by position and the compensation paid to each. Except as otherwise disclosed on Schedule 7P(vi), since September 30, 2001, no employee of WMBD-TV, or group of employees, the loss of whom would have a material adverse effect on the business of WMBD-TV, has notified Nexstar of his or their intent to (A) terminate his or her relationship with Nexstar, or (B) make any demand for material payments or modifications of his or their arrangements with Nexstar.

            (vii) Nexstar has entered into all employment contracts, individual labor contracts, collective labor contracts, and similar agreements to the extent required by applicable domestic and foreign laws, and Nexstar has delivered to WYZZ prior to the date hereof true and complete copies of all employment contracts, individual labor contracts, collective labor contracts, and similar agreements, whether written or oral, to which Nexstar is a Party.

      8P. Insurance. Schedule 8P hereto contains a list of all insurance policies concerning the business and operation of WMBD-TV, other than employee-benefit related insurance policies. All such policies are in full force and effect, there are no existing breaches or defaults by Nexstar with respect to such policies, and no notice of cancellation or termination has been received by Nexstar. During the past three (3) years, no insurance policy relating to WMBD-TV has been cancelled by the insurer, and no application of Nexstar for insurance has been rejected by any insurer.

      9P. Compliance with Laws. With respect to WMBD-TV, except as set forth on
Schedule 9P to this Exhibit, WYZZ is in compliance in all material respects with all applicable Federal, state and local laws, rules and regulations and, to Nexstar's knowledge, Nexstar has received no notice of any action threatened or pending alleging noncompliance therewith.

      10P. Litigation. Except as set forth on Schedule 10P to this Exhibit hereto, there is no pending suit, claim, action, proceeding or arbitration relating to the business, or operations of WMBD-TV or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or, to Nexstar's knowledge, threatened against Nexstar. Nexstar has received no citation, order, judgment, writ, injunction, or decree of any court, government, or governmental or administrative agency against or affecting the business of Nexstar or the operation of WMBD-TV, except as disclosed on Schedule 10P to this Exhibit, and except for such FCC orders and other governmental orders, decrees and other actions which apply to the broadcasting industry generally.

      11P. Environmental.

            (i) Environmental Compliance. Except as disclosed on Schedule 11P to this Exhibit, (a) none of the Personal Property and, to the knowledge of Nexstar, none of the Real Property Interests contain (i) any asbestos, polychlorinated biphenyls, or any PCB contaminated oils; (ii) any Contaminants (as defined below); or (iii) any underground storage tanks; and (b) no underground storage tank disclosed on Schedule 11P to this Exhibit has leaked and has not been remediated or leaks and such tank is in substantial compliance with all applicable Environmental Laws (as defined below).

            (ii) Definition of Contaminant. For purposes of this Agreement, "Contaminant" shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and pretroleum or petroleum by-products, including credue oil or any fraction thereof.

            (iii) Definition of Environmental Laws. "Environmental Laws" shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule, or regulation or any Governmental Body interpretation, policy, or guidance, including, without limitation, applicable safety/environmental/health laws, such as, but not limited to, the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any Governmental Authorization or Order applicable to or affecting the Property or any other property (real or personal) used by or relating to WMBD-TV or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation, or removal of Contaminants, or otherwise regulates the protection of health and the environment, including, but not limited to, any of the following activities, whether on site or off site if such could materially affect the site: (i) the emission, discharge, release, spilling, or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling treatment, handling, storage, disposal, transportation, labeling, or any other management of any Contaminant.

      12P. Tax Matters.

      Except as set forth on Schedule 12P to this Exhibit hereto:

            (i) All Tax Returns required to be filed by Nexstar have been filed when due in a timely fashion and all such Tax Returns are true, correct and complete in all material respects.

            (ii) Nexstar has paid in full on a timely basis all Taxes owed by it that were payable on or prior to the date hereof, whether or not shown on any Tax Return.

            (iii) The amount of Nexstar's liability for unpaid Taxes did not, as of September 30, 2001 exceed the amount of the current liability accruals for such Taxes (excluding reserves for deferred Taxes) reflected on the Nexstar Financial Statements.

            (iv) Nexstar has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over (and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto) in connection with amounts paid to any employee, independent contractor, creditor, or other third Party.

            (v) Nexstar has received no notice of any Tax Proceeding currently pending with respect to Nexstar and Nexstar has not received notice from any Tax Authority that it intends to commence a Tax Proceeding.

            (vi) There are no liens on the assets of Nexstar relating or attributable to Taxes (except liens for Taxes not yet due).

      13P. Accounts Receivable. All accounts receivable of Nexstar that relate to WMBD-TV and that are reflected on Nexstar Financial Statements (as defined in these Schedules) or on the accounting records of WYZZ as of the date hereof (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as stated in Schedule 13P to this Exhibit, the Accounts Receivable are current and collectable, net of the reserves shown on the Nexstar Financial Statements (which reserves are adequate and calculated consistent with past practice) or on the accounting records of Nexstar. There is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Nexstar's financial records include a complete and accurate list of all Accounts Receivable.

      14P. Financial Statements. Nexstar has delivered to WYZZ (and same are attached hereto as Schedule 14P to this Exhibit) the audited (or, if not available, unaudited) balance sheet, statement of operations and accumulated deficits, and statement of cash flows for WMBD-TV for the two (2) fiscal years immediately preceding the date of this Agreement as well as the unaudited balance sheet, income statement and statement of cash flows for the interim period beginning at the close of Nexstar's most recent fiscal year and ending on September 30, 2001 (collectively, the "Nexstar Financial Statements"). The Nexstar Financial Statements are sufficient to determine the BCF of WMBD-TV, which Nexstar Financial Statements, Nexstar acknowledges have been used to form the basis of the provisions of Section 2 hereof. The Nexstar Financial Statements submitted in connection with this Agreement (including, in all cases, the notes thereto, if any) (i) is accurate and complete in all material respects; (ii) is consistent in all material respects with the books and records of WYZZ; (iii) fairly presents in all material respects the financial condition and results of the operations of WMBD-TV consistently applied; and (iv) have been prepared in accordance with GAAP (except, to the extent not audited, for the absence of footnotes and certain year-end adjustments). None of the Nexstar Financial Statements understates in any material respect the normal and customary costs and expenses in conducting the business or operations of WMBD-TV as currently conducted by Nexstar or otherwise materially inaccurately reflects the operations of WMBD-TV.

      15P. Contracts. Schedule 15P to this Exhibit lists all written Contracts and true and complete descriptions of all oral contracts (including any amendments or other modifications to such Contracts). All of the Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms except as to the enforceability of such contracts may be effected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. Nexstar is not and, to the knowledge of Nexstar, no other party to such contracts is in default, violation, or breach in any material respect under any contract, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach in any material breach thereunder. To the knowledge of Nexstar, no party to any Contract has any intention to (a) terminate such Contract or amend the terms thereof; (b) refuse to renew any contract upon expiration of its term; or (c) renew the Contract upon expiration only on terms and conditions that are more onerous to those now existing. For purposes of this Agreement, "Contracts" means all contracts, consulting agreements, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto), to which Nexstar is a party or that are binding upon Nexstar and that relate to or effect the assets, properties, business, or operations of the Nexstar Station that are in effect as of the Effective Date.

                                    EXHIBIT G

                         [List of Transferred Employees]

      Schedule 7L is hereby incorporated herein by reference except to the extent included on such Schedule are the names of those Employees listed on Exhibit E.

                                    EXHIBIT H

                           [Initial Operating Budget]

See attached.

                                    EXHIBIT I

                        [Terminated Employees Positions]

            See Attached